EXHIBIT 99.6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AS OF MARCH 31, 1999 AND DECEMBER 31, 1998 AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED
MARCH 31, 1999 AND 1998

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the Act) provides a "safe-harbor" for forward-looking statements which are identified as such and are accompanied by the identification of important factors which could cause actual results to differ materially from the forward-looking statements. UNUMProvident Corporation (the Company) claims the protection afforded by the safe harbor in the Act. Certain information contained in this discussion, or in any other written or oral statements made by the Company, is or may be considered as forward-looking. Examples of disclosures that contain such information include, among others, sales estimates, income projections, reserves and related assumptions, and the year 2000 date conversion. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments. These statements may be made directly in this document or may be made part of this document by reference to other documents filed with the Securities and Exchange Commission by the Company, which is known as "incorporation by reference." You can find many of these statements by looking for words such as "may," "should," "believes," "expects," "anticipates," "estimates," "intends," "projects," "goals," "objectives," or similar expressions in this document or in documents incorporated herein.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following possibilities:


          . Competitive pressures in the insurance industry may increase significantly through industry consolidation, competitor demutualization, or otherwise.
          . General economic or business conditions, both domestic and foreign, whether relating to the economy as a whole or to particular sectors, may be less favorable than expected, resulting in, among other things, lower than expected revenues, and the Company could experience higher than expected claims or claims with longer duration than expected.
          . Insurance reserve liabilities can fluctuate as a result of changes in numerous factors, and such fluctuations can have material positive or negative effects on net income.
          . Costs or difficulties related to the integration of the business of the Company following the merger may be greater than expected, including with respect to the management of claims.
          . Legislative or regulatory changes may adversely affect the businesses in which the Company is engaged.
          . Necessary technological changes, including changes to address year 2000 data systems issues, may be more difficult or expensive to make than anticipated, and year 2000 issues at other companies may adversely affect operations.
          .  Adverse changes may occur in the securities market.
          . Changes in the interest rate environment may adversely affect profit margins and the Company's investment portfolio.
          .  The rate of customer bankruptcies may increase.
          . Incidence and recovery rates may be influenced by, among others, the emergence of new diseases, new trends and developments in medical treatments, and the effectiveness of risk management programs.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Forward Looking Information" in UNUM Corporation's Form 10K/A and "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in Provident Companies Inc.'s form 10-K/A, in each case for the fiscal year ended December 31, 1998.

All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Introduction

On June 30, 1999, UNUM Corporation (UNUM) merged with and into Provident Companies, Inc. (Provident) under the name UNUMProvident Corporation. The merger was accounted for as a pooling of interests. Although the consummation date of the merger was subsequent to the date of these financial statements, the historical financial results discussed herein give effect to the merger as if it had been completed at the beginning of the earliest period presented. See Notes 1 and 2 of the "Notes to Condensed Consolidated Financial Statements" for further discussion.

The following should be read in conjunction with the condensed consolidated financial statements and notes thereto in Item 1 contained herein and with the discussion, analysis, and consolidated financial statements and notes thereto for the fiscal year ended December 31, 1998 included as exhibit 99.1 in this Form 8-K/A.

This discussion of consolidated operating results and operating results by segment excludes net realized investment gains and losses from revenue and income before taxes. The Company's investment focus has been on investment income to support its insurance liabilities as opposed to the generation of realized investment gains. Due to the nature of the Company's business, a long-term focus is necessary to maintain profitability over the life of the business. The realization of investment gains and losses will impact future earnings levels as the underlying business is long-term in nature and requires that the Company be able to sustain the assumed interest rates in its liabilities. However, income excluding realized investment gains and losses does not replace net income as a measure of the Company's profitability.

Management believes that the trends in new annualized sales in the Employee Benefits, Individual, and Voluntary Benefits segments are important for investors to assess in their analysis of the Company's results of operations. The trends in new sales are indicators of the level of market acceptance of new products, particularly in the individual disability line of business, and the Company's potential for growth in its respective markets. The Company has closely linked its various incentive compensation plans for management and employees to the achievement of its goals for new sales. Management's goals, over time, are to achieve sales growth of up to 15 percent and to maintain premium growth of approximately 10 percent.

The Company is reviewing its investment strategies in the context of the combined entity and is extending the duration of its investments and shifting the mix of assets in the portfolio by repositioning approximately $2.0 billion of its investments. Management believes this strategy will reduce its vulnerability to interest rate risk in the future and anticipates that, as a result, investment income may increase on an annualized basis approximately $30 million.

Subsequent Events

The following is a discussion of transactions occurring subsequent to the periods presented in this report.

Accounting Policy Changes and Financial Statement Reclassifications Related to the Merger

As a result of the merger, certain accounting policy changes and reclassification adjustments were made. The following summarizes these changes and reclassifications.

In the second quarter of 1999, the Company recorded a before-tax charge of $240.7 million ($156.5 million after tax) as a result of changing the method of calculating the discount rate for claim reserves on certain of the Company's disability businesses. Prior to the merger, UNUM's process and assumptions used to calculate the discount rate for claim reserves of certain disability businesses differed from that used by Provident. While UNUM's and Provident's methods for calculating the discount rate for disability claim reserves were both in accordance with generally accepted accounting principles, management believed that the combined entity should have consistent discount rate accounting policies and methods for applying these policies for similar
products.   The previous UNUM methodology used the same investment strategy for assets backing both liabilities and surplus. Provident's methodology, which allows for different investment strategies for assets backing surplus than those backing product liabilities, was determined by management to be the more appropriate approach for the combined entity. Accordingly, UNUM adopted Provident's method of calculating the discount rate for claim reserves. The impact of the charge in the second quarter of 1999 was a $191.7 million, $38.9 million, and $10.1 million increase in benefits to policyholders reflected in the Employee Benefits, Individual, and Other segments, respectively. See Note 2 of the "Notes to Condensed Consolidated Financial Statements" for further discussion.

The Company values its available-for-sale fixed maturity and equity securities at fair value, with unrealized holding gains and losses reported as a component of comprehensive income. Companies are required to also adjust deferred acquisition costs and/or certain policyholder liabilities to reflect the changes that would have been necessary if the unrealized investment gains and losses related to the available-for-sale securities had been realized. Prior to the merger, UNUM adjusted policyholder liabilities and Provident adjusted deferred policy acquisition costs (DPAC) and value of business acquired (VOBA) for those products where these assets existed. To present financial information in a common reporting format, management has determined that the combined entity will adjust policyholder liabilities rather than DPAC and VOBA. Prior period financial statements have been restated to reflect this reclassification. The reclassification did not change other comprehensive income, accumulated other comprehensive income, or fixed maturity and equity securities. The reclassification reflected in the March 31, 1999 condensed consolidated statement of financial condition resulted in an increase of $320.1 million in DPAC, $0.9 million in VOBA, and, $321.0 million in reserves for future policy and contract benefits. The reclassification reflected in the December 31, 1998 condensed consolidated statement of financial condition resulted in an increase of $329.7 million in DPAC, $1.5 million in VOBA, and $331.2 million in reserves for future policy and contract benefits.

The Company continues to evaluate its accounting policies, including assumptions underlying the application thereof, as well as its financial statement classifications and related disclosures. It may be necessary to further revise those accounting policies, practices, and classifications that are determined to be most appropriate. The evaluation include within their scope the assumptions underlying liabilities for current and future policy and contract benefits and will compare assumptions as well as consider the expected effect of current and future trends in morbidity and mortality on the assumptions underlying pricing and reserves.

In addition, the Company is implementing pricing changes in the group disability line of business to improve its profitability. Price changes will be increases or decreases by market segment, as appropriate, to respond to current claim experience and various other factors and assumptions. Considering these changes, the Company is also reviewing the period over which it will amortize deferred policy acquisition costs related to future new business.

The reviews are expected to be completed by year end 1999 and may result in further changes to accounting policies, accounting estimates, or financial statement classifications which could be material to the Company's results of operations for 1999.

The Company is also reviewing its method of reporting new annualized sales for Employee Benefits. New sales in this segment are currently reported based on the date the application is submitted to the Company rather than the effective date of the policy. The Company is evaluating whether to adopt the effective date as the date to report a new sale. Premiums are recognized as premium income over the premium paying period; therefore, a change in new sales reporting policy will have no impact on reported premium income or reported income.

Expenses Related to the Merger and the Early Retirement Offer to Employees

On the date the merger was completed, the Company recorded before-tax expenses related to the merger of approximately $142.2 million ($112.0 million after tax) for severance and related costs, exit costs for duplicative facilities and asset abandonments, and investment banking, legal, and accounting fees. The Company also recorded in the second quarter of 1999 a before-tax expense of approximately $125.9 million ($81.8 million after tax) related to the early retirement offer to the Company's employees.

The expenses related to the merger and to the early retirement offer to employees consist of the following (in millions):

       Employee related expense                                                           $ 45.2
       Exit activities related to duplicate facilities/asset abandonments                   57.4
       Investment banking, legal, and accounting fees                                       39.6
                                                                                          ------
       Subtotal                                                                            142.2
       Expense related to the early retirement offer to employees                          125.9
                                                                                          ------
       Subtotal                                                                            268.1
       Income tax benefit                                                                   74.3
                                                                                          ------
       Total                                                                              $193.8
                                                                                          ======

Employee related expense consists of employee severance costs, restricted stock costs which fully vested upon stockholder adoption of the merger agreement or upon completion of the merger, and outplacement costs to assist employees who have been involuntarily terminated. Severance benefits and costs associated with the vesting of restricted stock are $27.7 million and $17.5 million, respectively. The Company currently estimates that in total approximately 1,400 positions will be eliminated over a twelve month period beginning June 30, 1999, with an estimated 1,000 of these positions eliminated through the early retirement offer. As further opportunities for cost reductions are identified, there may be additional expenses for severance costs and exit activities.

Exit activities related to duplicate facilities/asset abandonments consist of closing of duplicate offices and write-off of redundant computer hardware and software. The Company currently expects to close approximately 90 duplicate field offices over a period of one year after June 30, 1999, the completion date of the merger. The cost associated with these office closures is approximately $25.6 million, which represents the cost of future minimum lease payments less any estimated amounts recovered under subleases. Also, the total book value of physical assets, primarily computer equipment, redundant systems, and systems incapable of supporting the combined entity, are being abandoned as a result of the merger. This abandonment resulted in a write-down of the assets' book values by approximately $31.8 million.

These expenses are $35.1 million higher on a before-tax basis than the estimated expenses disclosed in the Joint Proxy Statement/Prospectus of UNUM and Provident dated June 2, 1999, primarily because the actual number of employees who accepted the early retirement offer was approximately 350 employees higher than estimated, resulting in additional before-tax expense of approximately $32.0 million. Partially offsetting this increase was a reduction in employee severance and outplacement costs in that fewer positions will be involuntarily terminated due to the early retirement election.

The financial statements do not reflect any benefit expected from revenue enhancements or derived from potential cost savings related to the merger. Although management anticipates revenue enhancements and costs savings will result from the merger, there can be no assurance that these items will be achieved. Economies of scale, the elimination of duplicative expenditures, and the consistent use of the best practices of Provident and UNUM are expected to enable the Company to achieve annual cost savings of approximately $130 million in 2000.

Reinsurance Pools and Management

In the second quarter of 1999, the Company stated its intent to sell its reinsurance management operations, assuming the transaction would achieve the Company's financial objectives. The Company estimated the fair value of the operations using the held-for-sale model, which compares the carrying value of the asset with the fair value less costs to sell. This valuation resulted in an additional before-tax write-down of goodwill of $2.0 million ($2.0 million after tax). The $2.0 million additional write-down is an estimate of the costs to sell as required when performing a valuation using the held-for-sale model. Management continues to work with interested buyers.

Consolidated Operating Results

                                                                              Three Months Ended March 31
          (in millions of dollars)                                         1999          1998        % Change
                                                                           ----          ----        --------
          Premium Income                                                 $1,681.5      $1,492.6          12.7%
          Net Investment Income                                             499.6         525.1          (4.9)
          Other Income                                                       80.8          75.1           7.6
                                                                         --------      --------
          Total Revenue                                                   2,261.9       2,092.8           8.1
          Benefits and Expenses                                           2,105.9       1,854.8          13.5
                                                                         --------      --------
          Income Before Federal Income Taxes and
             Net Realized Investment Gains                                  156.0         238.0         (34.5)
          Federal Income Taxes                                               71.4          79.6         (10.3)
                                                                         --------      --------
          Income Before Net Realized Investment Gains                        84.6         158.4         (46.6)
          Net Realized Investment Gains                                       4.7           6.2         (24.2)
                                                                         --------      --------
          Net Income                                                     $   89.3      $  164.6         (45.7)
                                                                         ========      ========

During the first quarter of 1999, the Company recognized a before-tax charge of $101.1 million ($88.0 million after tax) related to its reinsurance businesses. The charge included $45.5 million related to the Lloyd's of London managed and non-managed syndicates. Included in the $45.5 million was $44.0 million related to the Company's risk participation in various Lloyd's of London syndicates, which primarily consisted of the recognition of estimated losses for all open syndicate years. The remaining $1.5 million represented a reduction of profit commissions related to the reinsurance management company operations. The charge also included a reserve increase of $28.6 million for expected ultimate losses in certain reinsurance pools in which the Company participates and a $27.0 million write-down to recognize goodwill impairment on the Company's reinsurance management company. Based upon the poor results to date and revisions to future expected earnings from these businesses, management determined that the goodwill associated with the reinsurance management company was not recoverable when measured using the estimated future undiscounted cash flows. The impairment represented the difference between the carrying value of the reinsurance management company and the estimated fair value using both an earnings valuation model and a discounted free cash flow valuation model. A portion of these losses does not receive a tax benefit, which unfavorably impacted the effective tax rate in the first quarter of 1999. The impact of the charge in the first quarter of 1999 was a $72.6 million reserve increase in the provision for future benefits and a $1.5 million reduction in other income, both of which were reflected in the Other segment, and a $27.0 million increase in other operating expenses reflected in the Corporate segment.

In the following discussion of operating results by segment, "revenue" includes premium income, net investment income, and other income. "Income" excludes net realized investment gains and losses and federal income taxes.

Employee Benefits Segment Operating Results

                                                                             Three Months Ended March 31
                                                                          1999          1998       % Change
                    (in millions of dollars)                              ----          ----       --------
                    Premium Income                                    $  498.1        $432.3          15.2%
                      Group Long-term Disability                         111.2          85.9          29.5
                      Group Short-term Disability                        287.0         234.7          22.3
                      Group Life                                          47.7          46.6           2.4
                      Accidental Death & Dismemberment                     9.3           6.9          34.8
                      Group Long-term Care                            --------        ------
                                                                         953.3         806.4          18.2
                    Total Premium Income                                 144.0         132.6           8.6
                    Net Investment Income                                 32.8          29.4          11.6
                    Other Income                                      --------        ------
                                                                       1,130.1         968.4          16.7
                    Total Revenue                                        964.6         829.8          16.2
                    Benefits and Expenses                             --------        ------

                    Income Before Federal Income Taxes and            $  165.5        $138.6          19.4
                       Net Realized Investment Gains                  ========        ======

The Employee Benefits segment includes group long-term and short-term disability insurance, group life insurance, accidental death and dismemberment coverages, group long-term care, and the results of managed disability.

The increases in premium income result from strong sales trends over the past several quarters. Employee Benefits new annualized sales increased 34.4 percent to $248.3 million in the first quarter of 1999 from $184.7 million in the first quarter of 1998. Sales related to employee benefits can fluctuate significantly from quarter to quarter due to large case size and timing of sales submissions. Because of this fluctuation and the pricing changes which are being implemented, management expects that the rate of growth in new annualized group disability and other employee benefit sales will moderate during the balance of 1999.

Revenue from the managed disability line of business, which includes GENEX Services, Inc. and Options and Choices, Inc., totaled $25.8 million in the first quarter of 1999 compared to $23.3 million in the first quarter of 1998.

Group Disability

Group disability revenue increased to $735.6 million in the first quarter of 1999 versus $631.5 million in 1998. Premium growth for group long-term disability was driven by favorable persistency, prior period sales, and strong new annualized sales, which were $105.6 million in the first quarter of 1999 compared to $84.6 million in the same period of 1998. New annualized sales for group short-term disability increased 23.2 percent to $44.6 million in the first quarter of 1999 as compared to the first quarter of 1998, reflecting management's continuing efforts to cross-sell group short-term disability products with other employee benefits products.

Group disability reported income of $105.5 million for the first quarter of 1999, as compared with $96.1 million for the same period in 1998. The higher income resulted from the growth in premium income. Partially offsetting this increase was a higher benefit ratio for its domestic business in the first quarter of 1999 as compared with 1998, primarily due to higher new claims incidence and the lengthening duration of claims incurred in 1999 in both long-term and short-term disability. Also contributing to the 1999 versus 1998 increase in the benefit ratio was the positive impact in the first quarter of 1998 of updated factors used in calculating social security offset amounts. The higher level of incidence for long-term disability was noted in the health services and manufacturing sectors. The health services sector has experienced higher incidence levels in recent quarters. This higher level of claim incidence is being taken into account in the pricing of new business and renewal of existing cases.

As discussed under "Cautionary Statement Regarding Forward-Looking Statements," certain risks and uncertainties are inherent in the Company's business. Components of claims experience, including but not limited to, incidence levels and claims duration, may continue for some period of time at or above the higher levels experienced in 1998. Therefore, management continues to monitor claims experience in group disability and responds to changes by periodically adjusting prices, refining underwriting guidelines, changing product features, and strengthening risk management policies and procedures. The Company expects to price new business and re-price existing business, at contract renewal dates, in an attempt to mitigate the effect of these and other factors, including interest rates, on new claim liabilities. However, given the competitive market conditions for the Company's disability products, it is uncertain whether pricing actions can mitigate the entire effect.

In the fourth quarter of 1998, the Company recorded a $50.3 million before-tax charge for the group long-term disability line of business in the Employee Benefits segment for the expected increase in claims durations due to management's expectation that productivity in the claims organization will be impacted as a result of planning, consolidation, and integration efforts related to the merger. Management expects the claims integration efforts to have some benefits, primarily related to claims incurred in future periods, as well as the potential for improved customer satisfaction and lower ultimate claim costs as best practices in return-to-work and claims management are implemented. As benefits related to the integration become known, reserve assumptions will be revised, if appropriate. Insurance policies that are impacted by the temporary change in claim resolution rates will not perform as anticipated when priced. However, since the cause of the additional claim cost is of a temporary nature, it is not anticipated to have an effect on future policy pricing. The $50.3 million reserve increase is not considered material from a capital adequacy position.

During the first quarter of 1999, those claim operations integration activities progressed as assumed. At December 31, 1998, management assumed the revised claim resolution rates for the first quarter of 1999 to be 90 percent of assumptions, before adjusting for the impact of the claim operations integration activities. The actual experience was 89 percent for the first quarter of 1999. If the impact of merger-related claim operations integration activities on claim durations had not been anticipated at December 31, 1998, first quarter 1999 before-tax income for the group long-term disability line of business would have been negatively impacted by $11.8 million. Management expects the remaining claim operations integration activities to impact claim reserves as anticipated at December 31, 1998. Management will continue to evaluate the impact of the merger on disability claims experience and the assumptions related to expected claim resolutions. If the claim operations integration activities take longer than expected to implement or if they result in unforeseen difficulties, claim durations could continue to increase and income could be adversely affected. See
Note 3 of the "Notes to Condensed Consolidated Financial Statements" for further discussion.

Group Life, Accidental Death and Dismemberment, and Long-term Care

Group life, accidental death and dismemberment, and long-term care reported income of $58.5 million in the first quarter of 1999 compared to $41.6 million in the first quarter of 1998. The increase resulted from the growth in premium income, which was driven by strong sales, and a favorable benefit ratio in the group life and accidental death and dismemberment lines. New annualized sales increased 53.5 percent to $98.1 million in the first quarter of 1999.

Individual Segment Operating Results

                                                                      Three Months Ended March 31
          (in millions of dollars)                                  1999          1998       % Change
                                                                    ----          ----       --------
          Premium Income
            Individual Disability                                 $391.3        $387.4           1.0%
            Individual Life                                         22.6          21.8           3.7
            Individual Long-term Care                               19.2          13.3          44.4
                                                                  ------        ------
          Total Premium Income                                     433.1         422.5           2.5
          Net Investment Income                                    209.3         199.3           5.0
          Other Income                                              18.2          19.8          (8.1)
                                                                  ------        ------
          Total Revenue                                            660.6         641.6           3.0
          Benefits and Expenses                                    579.9         562.6           3.1
                                                                  ------        ------
          Income Before Federal Income Taxes and
            Net Realized Investment Gains                         $ 80.7        $ 79.0           2.2
                                                                  ======        ======

The Individual segment includes results from the individual disability, individual life, and individual long-term care lines of business.

Individual Disability

New annualized sales in the individual disability line of business were up 19.8 percent in the first quarter of 1999, rising to $33.9 million from $28.3 million in the first quarter of 1998. Excluding discontinued products, new annualized sales increased 45.9 percent to $29.9 million in the first quarter of 1999 from $20.5 million in the comparable year ago period. Management expects that premium income in the individual disability line will grow on a year-over-year basis as the product transition produces increasing levels of new sales of individual disability products.

Income in the individual disability line of business decreased to $71.6 million in the first quarter of 1999 from $71.8 million in the first quarter of 1998. This line reported an increase in the benefit ratio compared to the first quarter of 1998, primarily due to a decrease in claim resolutions on claims incurred in 1999. However, when compared to the prior two quarters, the claim resolution rate has improved. Individual disability experienced slightly lower new claim levels for the quarter as compared to first quarter 1998.

As noted in the "Employee Benefits Segment Operating Results," claim resolution rates were revised downward in the fourth quarter of 1998 for claim operations integration activities related to the merger. The Company recorded a $100.3 million before-tax charge in the fourth quarter of 1998 in the Individual segment related to the revised claim resolution rates for individual disability. At December 31, 1998, management assumed the revised claim resolution rates for the first quarter of 1999 to be 90 percent of assumptions, before adjusting for the impact of the claim operations integration activities. The actual experience for the Company in the first quarter of 1999 was 89 percent. If the impact of merger-related claim operations integration activities on claim durations had not been anticipated at December 31, 1998, first quarter and year-to-date 1999 before-tax operating income for the individual disability line of business would have been negatively impacted by $23.8 million. The $100.3 million reserve increase in the Individual segment is not considered material from a capital adequacy position. See Note 3 of the "Notes to Condensed Consolidated Financial Statements" for further discussion.

Individual Life and Long-term Care

The individual long-term care line of business reported increased premium income for the quarter, primarily due to new sales growth. New annualized sales were $7.6 million for the quarter, an increase of 137.5 percent. The Company expects the strong sales momentum in individual long-term care to continue.

Income in the individual life and long-term care lines of business increased to $9.1 million in the first quarter of 1999 from $7.2 million in the first quarter of 1998, due primarily to the increase in premium income and an improvement in the individual life benefit ratio.

Voluntary Benefits Segment Operating Results

                                                                        Three Months Ended March 31
               (in millions of dollars)                               1999          1998       % Change
                                                                      ----          ----       --------
               Premium Income                                       $171.2        $164.5           4.1%
               Net Investment Income                                  24.9          22.2          12.2
               Other Income                                            1.7           2.9         (41.4)
                                                                    ------        ------
               Total Revenue                                         197.8         189.6           4.3
               Benefits and Expenses                                 166.3         162.3           2.5
                                                                    ------        ------
               Income Before Federal Income Taxes and
                 Net Realized Investment Gains                      $ 31.5        $ 27.3          15.4
                                                                    ======        ======

The Voluntary Benefits segment includes the results of products sold to employees through payroll deduction at the work site. These products include life insurance and health products, primarily disability, accident and sickness, and cancer.

Revenue in the Voluntary Benefits segment increased to $197.8 million in the first quarter of 1999 from $189.6 million in the first quarter of 1998. Sales growth and favorable persistency drove the increase in premium income. New annualized sales in this segment increased 14.2 percent to $58.8 million in the first quarter of 1999 from $51.5 million in the comparable period of 1998. Management continues its efforts to increase sales through the realignment of the sales organization and the enhancement of collaborative sales. However, these sales are not necessarily indicative of the levels that may be attained in the future.

Income in the Voluntary Benefits segment in the first quarter of 1999 was $31.5 million versus $27.3 million in 1998. The increase in income is primarily due to the increase in premium income in all of the product lines, partially offset by a slightly higher benefit ratio in the accident, sickness, and disability product line.

Other Segment Operating Results

                                                                           Three Months Ended March 31
          (in millions of dollars)                                      1999           1998       % Change
                                                                        ----           ----       --------
          Premium Income                                              $123.9         $ 99.2          24.9%
          Net Investment Income                                        113.5          167.2         (32.1)
          Other Income                                                  27.9           22.9          21.8
                                                                      ------         ------
          Total Revenue                                                265.3          289.3          (8.3)
          Benefits and Expenses                                        326.4          269.2          21.2
                                                                       ------         ------
          Income (Loss) Before Federal Income Taxes and
          Net Realized Investment Gains                               $(61.1)        $ 20.1
                                                                      ======         ======

The Other operating segment includes results from reinsurance pools and management and other products no longer actively marketed, including corporate-owned life insurance, group pension, health insurance, and individual annuities. It is expected that revenue and earnings in this segment will decline over time as these business lines wind down. The run-off of the group pension line results in a decline in assets under management and, in turn, a continued decline in the net investment income produced by the assets. Management expects to reinvest the capital supporting these lines of business in the future growth of the Employee Benefits, Individual, and Voluntary Benefits segments. The closed blocks of business have been segregated for reporting and monitoring purposes.

Corporate-Owned Life

Income from this line of business decreased to $4.6 million in the first quarter of 1999 compared to $5.4 million in the same period of 1998. The decrease in income is due to a less favorable benefit ratio in the first quarter of 1999, partially offset by wider spreads between interest earned and credited rates.

Group Pension

Income in the group pension line of business was $4.8 million in the first quarter of 1999 versus $7.7 million in the first quarter of 1998. This decline is the result of the decrease in funds under management as related to the guaranteed investment contract portfolio and lower income from a reduced amount of capital allocated to this line.

Individual Annuities

In the second quarter of 1998, the Company closed the sale of Provident's in-force individual and tax-sheltered annuity business to affiliates of American General Corporation (American General). The sale was effected by reinsurance in the form of 100 percent coinsurance agreements. The in-force business sold consisted primarily of individual fixed annuities and tax-sheltered annuities. In addition, American General acquired a number of miscellaneous group pension lines of business sold in the 1970s and 1980s which were no longer actively marketed. The sale did not include Provident's block of guaranteed investment contracts or group single premium annuities, which will continue in a run-off mode. In consideration for the transfer of the approximately $2.4 billion of statutory reserves, American General paid the Company a ceding commission of approximately $58.0 million. First quarter 1999 income is $3.0 million lower than the first quarter of 1998 due to this sale.

Reinsurance Pools and Management

Premium income increased to $103.8 million in the first quarter of 1999 from $69.9 million in the comparable period of 1998 due primarily to increased participation in the Lloyd's of London syndicates. The reinsurance pools and management reported a loss of $74.0 million in the first quarter of 1999 compared to income of $5.7 million in the first quarter of 1998. During the first quarter of 1999, the Company conducted a comprehensive strategic review of its reinsurance businesses to determine the appropriateness of their fit within the context of the merged entity. These businesses include the reinsurance management operations and the risk assumption (reinsurance pool participation, direct reinsurance, and Lloyd's of London syndicate participation). See previous discussion under "Consolidated Operating Results" and Note 4 of the "Notes to Condensed Consolidated Financial Statements."

In the fourth quarter of 1998, the Company recorded a $2.4 million before-tax charge related to the revised claim resolution rates for group long-term disability reinsurance. If the impact of merger-related claim operations integration activities on claim duration had not been anticipated at December 31, 1998, first quarter 1999 before-tax earnings for the reinsurance pools and management line of business would have been negatively impacted by $0.6 million. See Note 3 of the "Notes to Condensed Consolidated Financial Statements" for further discussion.

Other

Effective January 1, 1998, the Company entered into an agreement with Connecticut General Life Insurance Company (Connecticut General) for Connecticut General to reinsure, on a 100 percent coinsurance basis, its in-force medical stop-loss insurance coverages sold to clients of CIGNA Healthcare and its affiliates (CIGNA). This reinsured block constitutes substantially all of the Company's medical stop-loss insurance business. The small portion remaining consists of medical stop-loss coverages sold to clients other than those of CIGNA. The medical stop-loss business produced revenue of $14.1 million in 1998.

Corporate Segment Operating Results

The Corporate segment includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill, and certain corporate expenses not allocated to a line of business.

Revenue in the Corporate segment was $8.1 million in the first quarter of 1999 and $3.9 million in the first quarter of 1998. The Corporate segment reported a loss of $60.6 million in the first quarter of 1999 compared to a loss of $27.0 million in the first quarter of 1998. Interest and debt expense increased to $32.9 million for the first quarter of 1999 compared to $27.3 million for the comparable period of 1998 due to a higher average debt balance. In addition, the Company recorded a before-tax write-down of goodwill of $27.0 million in the 1999 first quarter.

Investments

Investment activities are an integral part of the Company's business, and profitability is significantly affected by investment results. Invested assets are segmented into portfolios, which support the various product lines. Generally, the investment strategy for the portfolios is to match the effective asset durations with related expected liability durations and to maximize investment returns, subject to constraints of quality, liquidity, diversification, and regulatory considerations.

Fixed Maturity Securities

The Company's investment in mortgage-backed securities was approximately $2.1 billion on an amortized cost basis at March 31, 1999, and at December 31, 1998. At March 31, 1999, the mortgage-backed securities had an average life of 9.3 years and effective duration of 8.0 years. The mortgage-backed securities are valued on a monthly basis using valuations supplied by the brokerage firms that are dealers in these securities. The primary risk involved in investing in mortgage-backed securities is the uncertainty of the timing of cash flows from the underlying loans due to prepayment of principal. The Company uses models which incorporate economic variables and possible future interest rate scenarios to predict future prepayment rates. The Company has not invested in mortgage-backed derivatives, such as interest-only, principal-only or residuals, where market values can be highly volatile relative to changes in interest rates.

Below-investment-grade bonds are inherently more risky than investment-grade bonds since the risk of default by the issuer, by definition and as exhibited by bond rating, is higher. Also, the secondary market for certain below-investment-grade issues can be highly illiquid. Management does not anticipate any liquidity problem caused by the investments in below-investment-grade securities, nor does it expect these investments to adversely affect its ability to hold its other investments to maturity.

The Company's exposure to below-investment-grade fixed maturity securities at March 31, 1999, was $1.473.9 million, representing 5.5 percent of invested assets, below the Company's internal limit of 10.0 percent of invested assets for this type of investment. The Company's exposure to below-investment-grade fixed maturities totaled $1,452.6 million at December 31, 1998, representing 5.3 percent of invested assets.

Mortgage Loans and Real Estate

The Company's mortgage loan portfolio was $1,291.1 million and $1,321.2 million at March 31, 1999, and December 31, 1998, respectively. The Company uses a comprehensive rating system to evaluate the investment and credit risk of each mortgage loan and to identify specific properties for inspection and reevaluation. The Company establishes allowances for probable mortgage loan losses based on a review of individual loans and the overall loan portfolio, considering the value of the underlying collateral.

The mortgage loan portfolio is well diversified geographically and among property types. The incidence of new problem mortgage loans and foreclosure activity has remained low in 1999 and 1998, reflecting improvements in overall economic activity and improving real estate markets in the geographic areas where the Company has mortgage loans. Management expects the level of delinquencies and problem loans to remain low in the future.

At March 31, 1999, and December 31, 1998, impaired loans totaled $18.3 million and $20.7 million, respectively. Included in the impaired loans at March 31 were $6.7 million of loans which had a related, specific allowance for probable losses of $2.4 million and $11.6 million of loans which had no related, specific allowance for probable losses. Impaired mortgage loans are not expected to have a material impact on the Company's liquidity, financial position, or results of operations.

Restructured mortgage loans totaled $12.3 million at March 31, 1999, compared to $14.5 million at December 31, 1998, and represent loans that have been refinanced with terms more favorable to the borrower. Interest lost on restructured loans was immaterial for the three and twelve month periods ended March 31, 1999, and December 31, 1998.

Real estate was $303.0 million and $309.8 million at March 31, 1999, and December 31, 1998. Investment real estate is carried at cost less accumulated depreciation. Real estate acquired through foreclosure is valued at fair value at the date of foreclosure and may be classified as investment real estate if it meets the Company's investment criteria. If investment real estate is determined to be permanently impaired, the carrying amount of the asset is reduced to fair value. Occasionally, investment real estate is reclassified to real estate held for sale when it no longer meets the Company's investment criteria. Real estate held for sale, which is valued net of a valuation allowance that reduces the carrying value to the lower of cost or fair value less estimated cost to sell, amounted to $119.6 million at March 31, 1999, and $15.6 million at December 31, 1998. The Company reasonably expects to sell this real estate during 1999. The sale is not expected to have a material impact on the Company's liquidity, financial position, or results of operations.

Allowances for probable losses on mortgage loans and real estate held for sale are established based on a review of specific assets as well as on an overall portfolio basis, considering the value of the underlying assets and collateral. If a decline in value is considered to be other than temporary or if the asset is deemed permanently impaired, the investment is reduced to estimated net realizable value, and the reduction is recorded as a realized investment loss. The allowance for probable losses on mortgage loans and real estate was $32.8 million and $53.0 million, respectively, at March 31, 1999. Management monitors the risk associated with the invested asset portfolio and regularly reviews and adjusts the allowance for probable losses.

Other

The Company's exposure to non-current investments totaled $76.4 million at March 31, 1999, or 0.3 percent of invested assets. These non-current investments are comprised of foreclosed real estate and mortgage loans that became more than thirty days past due in principal and interest payments.

The Company utilizes forward interest rate swaps, forward treasury purchases, and options on forward interest rate swaps or forward treasuries to manage duration and increase yield on cash flows expected from current holdings. All transactions are hedging in nature and not speculative. Almost all transactions are associated with the individual disability product portfolio. All other product portfolios are periodically reviewed to determine if hedging strategies would be appropriate for risk management purposes.

Liquidity and Capital Resources

The Company's liquidity requirements are met primarily by cash flows provided from operations, principally in its insurance subsidiaries. Premium and investment income, as well as maturities and sales of invested assets, provide the primary sources of cash. Cash is applied to the payment of policy benefits, costs of acquiring new business (principally commissions) and operating expenses as well as purchases of new investments. The Company has established an investment strategy that management believes will provide for adequate cash flows from operations. Cash flows from operations were $382.0 million for the three months ended March 31, 1999, as compared to $368.6 million in the comparable period in 1998.

The Company believes the cash flows from its operations will be sufficient to meet its operating and financial cash flow requirements excluding the strain placed on capital as a result of the charges recorded in the second quarter of 1999 in connection with the merger and the early retirement program. As a result of the effect of the second quarter 1999 reserve increase, the merger related expenses, and the cost of the early retirement program on capital as well as refinancing requirements, the Company will need to raise approximately $500 million in capital during the remainder of 1999. The Company expects to raise the capital for its insurance subsidiaries through the debt markets and is currently exploring the alternatives available. The Company intends to file a shelf registration later this year in order to provide funding flexibility through the issuance of debt or equity securities. The funding will be used to finance, among other requirements, the capital need referenced above and to fund internal expansion, acquisitions, investment opportunities, and the retirement of the Company's debt and equity.

At March 31, 1999, the Company had short-term and long-term debt totaling $435.8 million and $1,198.5 million, respectively. At March 31, 1999, approximately $634.0 million was available for additional financing under the Company's existing revolving credit facilities. Contingent upon market conditions and corporate needs, management may refinance short-term notes payable for longer-term securities.

In the fourth quarter of 1997, the Company borrowed $168.3 million through a private placement. Under the terms of the agreement, the investor exercised the right to redeem the private placement at par value on April 13, 1999.

In 1998, the Company rescinded its stock repurchase program as a result of the pending merger. As a result, no shares of common stock were repurchased during the first three months of 1999. During the first three months of 1998, the Company acquired approximately 0.7 million shares of its common stock in the open market at an aggregate cost of $36.7 million.

Ratings

Standard & Poor's Corporation (S&P), Moody's Investors Service (Moody's), and A.M. Best Company (AM Best) are among the third parties that provide the Company assessments of its overall financial position. Ratings from these agencies for financial strength are available for the individual U.S. domiciled insurance company subsidiaries. Financial strength ratings are based primarily on U.S. statutory financial information for the individual U.S. domiciled insurance companies. Debt ratings for the Company are based primarily on consolidated financial information prepared using generally accepted accounting principles. Both financial strength ratings and debt ratings incorporate qualitative analyses by rating agencies on an ongoing basis.

During 1999, subsequent to the period presented in this report, the rating agencies reviewed and, in some instances, revised their ratings to reflect the completion of the merger. The table below reflects the most recent debt ratings for the Company and the financial strength ratings for the U.S. domiciled insurance company subsidiaries.

-----------------------------------------------------------------------------------------------------------------------------
                                              S&P                           Moody's                         AM Best
-----------------------------------------------------------------------------------------------------------------------------
UNUMProvident Corporation
------------------------------------------------------------------------------------------------------------------------------
    Senior Debt                            A (Strong)                A2 (Upper Medium Grade)                Not Rated
------------------------------------------------------------------------------------------------------------------------------
    Junior Subordinated Debt               BBB+ (Good)               A3 (Upper Medium Grade)                Not Rated
------------------------------------------------------------------------------------------------------------------------------
    Commercial Paper                       A-1 (Strong)             Prime-1 (Superior Ability)              Not Rated
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

U.S. Insurance Subsidiaries
------------------------------------------------------------------------------------------------------------------------------
    Provident Life & Accident           AA- (Very Strong)                Aa3 (Excellent)                  A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------
    Provident Life & Casualty               Not Rated                       Not Rated                     A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------
    Provident National Assurance            Not Rated                    Aa3 (Excellent)                  A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------
    UNUM Life of America                AA- (Very Strong)                Aa3 (Excellent)                  A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------
    First UNUM Life                     AA- (Very Strong)                Aa3 (Excellent)                  A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------
    Colonial Life & Accident            AA- (Very Strong)                Aa3 (Excellent)                  A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------
    Paul Revere Life                    AA- (Very Strong)                Aa3 (Excellent)                  A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------
    Paul Revere Variable                AA- (Very Strong)                Aa3 (Excellent)                  A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------
    Paul Revere Protective              AA- (Very Strong)                Aa3 (Excellent)                  A+ (Superior)
------------------------------------------------------------------------------------------------------------------------------

Year 2000 Date Conversion

As are many other businesses in this country and abroad, the Company is affected in numerous ways, both by its own computer information systems and by third parties with which it has business relationships, in the processing of date data relating to the year 2000 and beyond. Failure to adequately address and substantially resolve year 2000 issues could, and as to mission critical systems in certain circumstances would, have a material adverse effect on the Company's business, results of operations, or financial condition. While there can be no assurance as to its success, the Company has a project underway which is intended and designed to avoid and/or mitigate any such material adverse effect from year 2000 issues.

The Company's program for the year 2000 is organized into a number of phases for rectifying its internal computer systems, including assessment, code remediation, testing and deployment. As of March 31, 1999, the Company had completed all phases for its critical and non-critical business systems and continued to expect completion of all phases by the end of 1999, as previously discussed in Provident's and UNUM's respective Annual Reports on Form 10-K/A for the fiscal year ended December 31, 1998.

There are numerous instances in which third parties having a relationship with the Company have year 2000 issues to address and resolve. These include, among others, vendors of hardware and software, holders of group insurance policies, issuers of investment securities, financial institutions, governmental agencies, and suppliers. An aspect of the Company's year 2000 program has been to assess its critical external dependencies and, as part of its due diligence efforts, to contact certain third parties seeking written assurance as to their expectancy to be year 2000 compliant. The nature of the Company's follow up to its written requests to third parties depends upon its assessment of the response and of the materiality of the effect of non-compliance by the third party on the Company. In some instances the Company is performing site visits to certain third party businesses and testing their systems for compliance. In addition, the Company is testing external electronic interfaces with certain critical business partners. To date, no significant issues from critical external dependencies have been identified; however, there can be no guarantee that the computer systems of these third parties will be year 2000 compliant. The Company is developing contingency plans to alleviate the potential business impact of third parties not being year 2000 compliant. Management expects these plans to be finalized and ready for implementation in third quarter 1999. The effort of internal business and systems personnel devoted to the project has been considerable. Temporary personnel and subject matter consultants have been utilized, when appropriate, to assist full time personnel in some phases or aspects of the project. The Company has utilized compensation programs to retain project personnel in order to keep the project on schedule. While the project has required systems management to more closely scrutinize the prioritization of information technology projects, it is not believed that any deferral of information technology projects has had a material impact on the Company. The Company has also had occasional contact with certain peer companies comparing approaches to year 2000 issues.

Given the range of possibilities that may occur in connection with non-compliance with year 2000 that could affect the Company, particularly as a consequence of third parties, the Company is unable to provide an estimate of the impact of such non-compliance on its business, results of operations, or financial condition. With regard to non-compliance resulting from the Company's systems, which the Company believes to be less likely than that resulting from third parties, the Company would devote its financial and personnel resources to remediate the problem as soon as possible. With regard to non-compliance resulting from third party failure, the Company is finalizing appropriate contingency arrangements that will minimize such impact; however, given the range of possibilities, no assurance can be given that the Company's efforts will be successful. In addition, the Company is developing detailed plans for activities for managing the year-end rollover period. This includes plans for appropriate backup of data, year-end processing schedules, limiting installations of new code, and the availability of special response teams tasked with identifying and resolving any issues which might occur during the rollover period. These teams include both information technology and business professionals.

The foregoing discussion of the year 2000 issue contains forward-looking statements relating to such matters as financial performance and the business of the Company. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order for the Company to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience relating to compliance with year 2000 to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements concerning year 2000 issues, which involve certain risks and uncertainties. These factors include (i) the unanticipated material impact of a system fault of the Company relating to year 2000, (ii) the failure to successfully remediate, in spite of testing, material systems of the Company, (iii) the time it may take to successfully remediate a failure once it occurs, as well as the resulting costs and loss of revenues, and (iv) the failure of third parties to properly remediate material year 2000 problems.

Since inception of the project, the Company has expensed approximately $28.1 million through March 31, 1999, in connection with incremental cost of the year 2000 project and estimates an additional $4.3 million to complete the project. The costs of the project and the date on which the Company plans to complete year 2000 modifications are based on management's best estimates, derived using numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. See Part II, Item 7 of Provident's and UNUM's respective Annual Reports on Form 10-K/A for the fiscal year ended December 31, 1998 for further discussion of the year 2000 issues.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company is subject to various market risk exposures including interest rate risk and foreign exchange rate risk. The Company employs various derivative programs to manage these material market risks. The operations of the Company are subject to risk resulting from interest rate fluctuations, primarily long-term U.S. interest rates. Changes in interest rates and individuals' behavior affect the amount and timing of asset and liability cash flows. Management continually models and tests asset and liability portfolios to improve interest rate risk management and net yields. Testing the asset and liability portfolios under various interest rate and economic scenarios allows management to choose the most appropriate investment strategy within acceptable risk tolerances. This analysis is the precursor to the Company's activities in derivative financial instruments. The Company uses interest rate swaps, interest rate forward contracts, exchange-traded interest rate futures contracts, and options to hedge interest rate risks and to match asset durations and cash flows with corresponding liabilities.

The Company is also subject to foreign exchange risk arising from its foreign operations and certain foreign dollar denominated investment securities. Foreign operations represent 6.5 percent of total assets at both March 31, 1999 and December 31, 1998, and 9.1 percent and 8.4 percent of total revenue for the three month periods ended March 31, 1999 and 1998, respectively. At March 31, 1999, there were no outstanding derivatives hedging this foreign currency risk.

See Part II, Items 7, 7A, and 8 of Provident's and UNUM's respective Annual Reports on Form 10-K/A for the fiscal year ended December 31, 1998 for further discussion of the qualitative and quantitative aspects of market risk, including derivative financial instrument activity. During the first three months of 1999, there was no substantive change to the Company's market risk.